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                                                                       EXHIBIT 6

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CS First Boston Corporation                                    11 Madison Avenue
                                                              New York, NY 10010
                                                          Telephone 212 325-2000

December 11, 1996

Board of Directors
Alexander & Alexander Services Inc.
1185 Avenue of the Americas
New York, New York 10036

Dear Sirs and Madam:

  You have asked us to advise you with respect to the fairness to the holders of the common stock, par value $1.00 per share (the "Common Stock"), of Alexander & Alexander Services Inc. (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 11, 1996 (the "Acquisition Agreement"), among the Company, Aon Corporation (the "Acquiror") and Subsidiary Corporation, Inc. (the "Sub"). The Acquisition Agreement provides for a tender offer (the "Offer") by Sub for all of the outstanding shares of the Common Stock and the subsequent merger (the "Merger") of the Company with the Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of the Common Stock will be converted into the right to receive $17.50 in cash.

  In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

  We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

  In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

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  In the past, we have performed certain investment banking services for the
Company and the Acquiror and have received customary fees for such services. Mr. Frank G. Zarb, Chairman of the Board, President and Chief Executive Officer of the Company, is a director of CS First Boston, Inc.

  In the ordinary course of our business, CS First Boston and its affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares pursuant to the Offer and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without CS First Boston's prior written consent.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the common stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION


                                             /s/ Jonathan Plutzik
                                          By:__________________________________
                                            Jonathan Plutzik
                                            Managing Director

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